EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made as of June 4, 2015 by and between JAMES A. HUGHES, an individual residing at 4 Lance Road, Lebanon, New Jersey 08833 (“Executive”), UNITY BANK, a New Jersey state bank with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (the “Bank”), UNITY BANCORP, INC., a New Jersey corporation and holding company of the Bank with its principal place of  business  located  at  64  Old  Highway  22,  Clinton, New Jersey 08809 (“Unity”) (Bank and Unity collectively, “Employer”).

WHEREAS, the Executive and the Employer have entered into that certain Employment Agreement, made as of March 23, 2004, as amended pursuant to the First Amendment to the Employment Agreement made as of May 26, 2005, and further amended and modified pursuant to the Waiver Agreement, dated March 19, 2009.

WHEREAS, Executive and Employer desire for Executive to continue his employment with the Employer and desire that this Agreement govern the terms and conditions of Executive's employment.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:

1.Employment.

Employer hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.Position and Duties.

The Executive shall be employed as President and Chief Executive Officer of the Employer, to perform such services in that capacity as are usual and customary for comparable institutions and as shall from time to time be established by the Board of Directors of the Employer.

3.Cash Compensation.

Employer shall pay to the Executive compensation for his services as follows:

(a)Base Salary. The Executive shall be entitled to receive an annual base salary (the “Base Salary”) of $312,000, which shall be payable in installments in accordance with Employer's usual payroll method. Annually thereafter, on or prior to the anniversary date of this Agreement, the Board of Directors shall review the Executive's performance, the financial status of the Employer and such other factors as the Board of Directors or a committee thereof shall deem appropriate, and may, but shall not be obligated to, adjust the Base Salary accordingly.

(b)Bonus. The Executive shall receive such additional discretionary bonuses as the Board of Directors of Employer or a committee thereof may, from time to time, authorize to be paid to him during the term of his employment.

4.Other Benefits.

(a)Fringe Benefits. Executive shall be entitled to participate in such benefit programs as are made available generally to employees of Employer.

(b)Stock Options. Executive shall be entitled to participate in such stock option or stock bonus plans as the Board of Directors or a committee thereof may, in its discretion, determine.

(c)Supplemental Executive Retirement Plan. The Employer may establish a supplemental executive retirement plan for the benefit of the Executive, which may be amended, modified or terminated at any time by the Employer in its sole discretion.

5.Term.

The term of this Agreement shall be three (3) years, commencing upon the date hereof and continuing until the third anniversary hereof; provided, however, that on a daily basis, one additional day shall be added to the term of this Agreement, so that the remaining term shall always be three (3) years, unless either the Executive or Employer shall have provided the other with written notice of its intention to cease extending the term of this Agreement. Notwithstanding the preceding sentence or any other provision of this Agreement, the terms of this Agreement shall immediately end upon: (i) the Bank or Unity entering into a Memorandum of Understanding with the Federal Deposit Insurance Corporation (“FDIC”) or the New Jersey Department of Banking and Insurance (“NJDBI”); (ii) a cease-and-desist order being issued with respect to the Bank or Unity by the FDIC or the NJDBI; or (iii) the receipt by either the Bank or Unity of any notice under Federal or state law, which in any way restricts the payment of any amount or benefits which may become due under this Agreement. It is hereby understood and agreed that, upon the occurrence of any of the events described in the foregoing clauses (i), (ii) or (iii), this Agreement shall be deemed terminated and the Employer shall have no further obligation to pay any amounts to the Executive or provide any further benefits to the Executive.

6.Termination.

Executive may be terminated at any time, without prejudice to Executive’s right to compensation or benefits as provided herein or pursuant to any other benefit plan or policy of Employer. Executive’s rights upon a termination shall be as follows:

(a)Cause. Employer may, at any time terminate Executive for “cause.” Upon such a termination, Executive shall be entitled to no further compensation or employment related benefits from and after the date of such termination, except for the payment of accrued and unpaid compensation through the date of such termination and except for the provision of any statutorily required benefits. As used in this Agreement, the term “cause” shall mean the an act of fraud, embezzlement or theft by the Executive, Executive’s willful misconduct, inappropriate or unprofessional behavior, which brings material harm to the Employer (as determined by the

Employer), breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses which do not adversely effect Employer's reputation or standing in the community) or a material breach of any provision of this Agreement. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Employer.

(b)Termination Without Cause. Upon a termination of Executive's employment by Employer without “cause,” Executive shall be entitled to receive a payment equal to eighteen

(18) months of his then current Base Salary. Such amount shall be paid in periodic payments, over eighteen (18) months in the same manner in which the Executive's Base Salary was paid through the time of such termination. Employer shall continue to provide the Executive with hospital, health, medical and life insurance benefits, which the Executive was receiving at the time of such termination for the period that Executive continues to receive periodic payments as described in this paragraph (b). Executive shall also be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Executive has not yet been paid.

The Executive shall have no duty to mitigate damages in connection with his termination by Employer without “cause.” It is understood and agreed that, notwithstanding any provisions of this paragraph (b) and in the event the Executive obtains new employment during any period that the Employer is obligated to provide hospital, health, medical and life insurance benefits hereunder and such new employment provides for hospital, health, medical and life insurance benefits in a manner substantially similar to the benefits to be provided by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder.

(c)Resignation With Cause. Executive shall have the right to resign his employment with Employer at any time hereunder, providing notice as required by the Employer's employment related policies then in effect. In the event such a resignation is for “good cause” (as defined below), such resignation shall be deemed a termination without “cause” under paragraph (b) hereof, and Executive shall, solely in the event the Executive delivers a written resignation for “good cause” to the Employer within 15 days of the occurrence of either of the events described in subparagraphs (i) and (ii) of this paragraph (c), be entitled to receive all such amounts and benefits as are provided for under such paragraph (b) above.

For purposes of this provision, the term “good cause” shall mean any of the following:

(i)A  material  reduction  in  Executive's  duties,  responsibilities,  title  or employment status from its level as of the date hereof; or

(ii)Any reduction in Executive's Base Salary.

(d)Death or Disability. This Agreement shall terminate upon Executive's death or his disability, as defined herein. Upon Executive's death or his disability, the obligation of Employer hereunder to pay Executive the compensation called for under Section 3 hereof shall terminate, and Employer's only obligation shall be to pay Executive any and all benefits to which Executive was entitled at the time of such death or disability under any benefit plans of Employer then in place. For purposes of this Agreement, the term “disability” shall mean a good faith determination by the Board of Directors of Unity that Executive is unable to substantially perform his material duties as prescribed in this Agreement due to his incapacity or disability, physical or mental, for a period of six (6) consecutive months.

7.Change in Control, Significant Acquisition.

(a)For purposes of this Agreement, a “Change in Control” shall mean:

(i)a reorganization, merger, consolidation or sale of all or substantially all of the assets of Unity or a similar transaction in which Unity is either not the resulting entity or a “beneficial owner” (as defined in Rule 13-d under the Securities Exchange Act of 1934 (the “Exchange Act”), directly or indirectly, of securities of Unity representing 35% or more of Unity's outstanding securities ordinarily having the right to vote at the election of directors; or

(ii)individuals who constitute the Incumbent Board (as herein defined) of Unity cease for any reason to constitute a majority thereof; or

(iii)the occurrence of an event of a nature that would be required to  be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; or

(iv)Without limitation, a “change in control” shall be deemed to have occurred at such time as any “person” (as the term is used in Section 13(d) and 14 (d) of the Exchange Act) other than Unity or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans established by Employer from time-to-time is or becomes a “beneficial owner” directly or indirectly, of securities of Unity representing 35% or more of Unity's outstanding securities ordinarily having the right to vote at the election of directors; or

(v)A proxy statement soliciting proxies from stockholders of Unity is disseminated by someone other than the current management of Unity, seeking stockholder approval of a plan of reorganization, merger or consolidation of Unity or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by Unity; or

(vi)A tender offer is made for 35% or more of the voting securities of Unity and shareholders owning beneficially or of record 35% or more of the outstanding securities of Unity have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, “Incumbent Board” means the Board of Directors of Unity on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an, Incumbent Board, shall be considered as if he were a member of the Incumbent Board.

(b)Upon the occurrence of a Change in Control and, in connection with such Change in Control, if Executive's employment with Employer and/or its successors is terminated within eighteen (18) months of such Change in Control, regardless of whether such termination is by Employer or its successor, through Executive's resignation of employment with Employer or its successor, or Executive's failure to accept an offer of employment with any successor to Employer, Executive shall be entitled to receive a payment equal to eighteen (18) months of the Executive's then current Base Salary plus any cash bonus received by the Executive for the Employer's preceding fiscal year. Such payment shall be made to Executive in periodic payments, over eighteen (18) months, in the same manner in which the Executive’s Base Salary was paid through the termination of Executive’s employment. In addition to the foregoing, Executive shall, during the eighteen (18) months following the termination of his employment, be entitled to receive from Employer, or its successor, hospital, health, medical and life insurance benefits on the terms and at the same cost to Executive as Executive was receiving such benefits upon the date of termination of Executive's employment. Notwithstanding the preceding sentence, in the event the Executive obtains new employment during any period that the Employer is obligated to provide hospital, health, medical and life insurance benefits hereunder and such new employment provides for hospital, health, medical and life insurance benefits in a manner substantially similar to the benefits to be provided by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. It is hereby understood and agreed that payments that may become due to the Executive under this paragraph (b) shall be in lieu of, and not in addition to, any payments Executive may be entitled to under paragraph (b) or (c) of Section 6 hereof. Notwithstanding the forgoing, upon a Change in Control, Executive shall not have the right to receive the payments provided for above due to the Executive's resignation of employment with Employer or its successor (other than for cause under paragraph (c) of Section 6 hereof) or Executive's failure to accept an offer of employment with any successor to Employer if, following such transaction, (i) a majority of the individuals constituting the Board of the resulting entity are members of the Incumbent Board and (ii) a majority of the “senior officer positions” of the resulting entity are held by individuals who held “senior officer positions” with the Employer prior to such transaction.

For purposes hereof, the “senior officer positions” shall include such of the following positions as are held by incumbents employed by the Employer prior to any such transaction: the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, and Chief Administrative Officer/Director of Sales.

(c)Upon the occurrence of a Change in Control, the vesting period for any stock options or awards of Unity common stock previously granted to Executive shall accelerate and become fully vested on the date of the Change in Control.

(d)Upon the occurrence of a Change in Control, and in connection with such Change in Control, if Executive accepts an offer of employment with any successor to the Employer, and remains employed with such successor for eighteen (18) months, Executive shall be entitled to a cash payment in an amount equal to eighteen (18) months of Executive’s then current Base Salary in a lump sum payable within thirty (30) days following the nineteenth month of the consummation of such Change in Control. Such payment shall be in lieu of, and not in addition to, any payments Executive may be entitled to under paragraph (b) of this Section 7.

(e)For purposes of this Agreement, a “Significant Acquisition” shall mean an acquisition of another entity by Unity (either by way of merger, purchase of substantially all assets of such other entity or purchase of all outstanding shares of securities of such other entity) pursuant to which: (i) Unity shall, as all or part of the consideration for such acquisition, issue to the shareholders of such other entity, such number of voting securities as shall equal 25% or more of the then outstanding voting Unity securities (measured prior to the consummated Significant Acquisition); and (ii) in the case of a merger, Unity shall be the surviving entity.

(f)If Executive's employment with Employer is terminated within eighteen (18) months of the consummation of a Significant Acquisition, regardless of whether such termination is by Employer or through Executive's resignation of employment with Employer, Executive shall be entitled to receive a payment equal to eighteen (18) months of Executive's Base Salary plus any cash bonus received by the Executive for the Employer's preceding fiscal year. The payment shall be made to the Executive in periodic payments, over eighteen (18) months, in the same manner in which the Executive’s Base Salary was paid through the termination of Executive’s employment. In addition to the foregoing Executive shall, during the eighteen (18) months following the termination of his employment, be entitled to receive from Employer, hospital, health, medical and life insurance benefits on the terms and at the same cost to Executive as Executive was receiving such benefits upon the date of termination of Executive's employment. Notwithstanding the preceding sentence, in the event the Executive obtains new employment during any period that the Employer is obligated to provide hospital, health, medical and life insurance benefits hereunder and such new employment provides for hospital, health, medical and life insurance benefits in a manner substantially similar to the benefits to be provided by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. In the event Executive becomes entitled to receive the amount due under this paragraph (f), the unvested stock options or unvested awards of Unity common stock previously granted to Executive shall accelerate and become fully vested on the date of Executive's termination of employment. It is hereby understood and agreed that payments that may become due to the Executive under this paragraph (f) shall be in lieu of, and not in addition to, any payments Executive may be entitled to under paragraph (b) or (c) of Section 6 of this Agreement.

(g) Notwithstanding anything contained in this Section 7 above, and except as set forth in Section 8 of this Agreement, in the event all compensation to be provided to Executive conditioned upon the occurrence of a Change in Control, whether under this Agreement or in connection with any other agreement or benefit plan of the Employer to which Executive is a party or in which he participates, exceeds 2.99 times the Executive's Base Amount, as that term is defined under Section 280G of the Internal Revenue Code and regulations of the Internal Revenue Service promulgated thereunder, the total compensation to be paid to the Executive shall be reduced to an amount that is $1.00 less than 2.99 times the Executive's Base Amount. Executive shall have the right to determine which benefits to which he would otherwise be entitled shall be reduced.

8.Competition   upon   Termination   Following   a   Change   in   Control   or   Significant Acquisition.

(a)Covenant Not to Solicit Employees. The Executive agrees not to solicit the services of any officer or employee of the Employer for eighteen (18) months after the Executive's employment termination following a Change in Control or Significant Acquisition.

(b)Covenant Not to Compete. In the event that Executive’s employment is terminated by the Employer for the reasons and within the time period set forth in Section 7(b) above, and in exchange for Executive’s agreement to comply with the restrictive covenants set forth in this Section 8, Employer shall pay to Executive an amount equal to eighteen (18) months of his Base Salary determined as of the date of such termination (the “Non-Compete Payment”). Such payment shall be made to Executive in periodic payments, over eighteen (18) months, in the same manner in which the Executive’s Base Salary was paid through the termination of Executive’s employment. The parties agree that all, or a portion, of the Non-Compete Payment may be classified as “reasonable compensation” for purposes of Section 280G of the Code based on the determination of an independent appraisal of the value of the covenants described in this Section 8.

(c)Executive covenants and agrees not to compete directly or indirectly with the Employer for a period of eighteen (18) months after termination of his employment. For purposes of this Section 8:

(i)the term “compete” means:

(1)providing financial products or services on behalf of any financial institution for any person residing in the territory,

(2)assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(3)inducing or attempting to induce any person who was a customer of the Employer at the date of the Executive's employment termination to seek financial products or services from another financial institution.

(ii)the words “directly or indirectly” mean:

(1)acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Employer in the territory, or

(2)communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employer when the Executive's employment terminated.

(iii)the term “customer” means any person to whom the Employer is providing financial products or services on the date of the Executive's employment termination.

(iv)the term financial institution means any bank, savings association, or bank or savings association holding company, trust company, credit union, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Employer or any of its affiliated companies.

(v)“financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive's employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(vi)the term “person” means any individual or individuals, company, partnership, fiduciary or association.

(vii)the term “territory” means the area within a 50-mile radius of any office of the Employer at the date of the Executive's employment termination.

If any provision of this Section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(d)Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive acknowledges and agrees that the restrictions on his competitive activities under this Section 8 are reasonable. The Executive further acknowledges and agrees that the Employer would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive's covenants in this Section 8. Accordingly, the Executive agrees that the Employer's remedies for a material breach or threatened breach of this Section 8 include but are not limited to (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive to the extent permitted under applicable law, (y) forfeiture of any benefits under Section 7 of this Agreement, and (z) a suit in equity by the Employer to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the

Bank and Unity, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employer from pursuing any other or additional remedies for the breach or threatened breach.

9.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and interpreted under the substantive law of the State of New Jersey.

(b)Entire Agreement Amendment. This Agreement sets forth the entire understanding of the parties with regard to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof, and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives.

(c)Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent: (i) by registered or certified U.S. mail; return receipt requested; (ii) by hand; (iii) by overnight courier; or (iv) by telecopy addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this paragraph (c), together with copies thereof as follows:

In the case of the Executive, to the address set forth on the first page hereof or to such other address as Executive shall provide in writing to the Employer for the provisions of notice hereunder.

In the case of Employer, to the address set forth on the first page hereof, with a copy to: Hinman, Howard & Kattell, LLP

Attn: Miriam R. Schindel, Esq.

106 Corporate Park Drive, Suite 317 White Plains, New York 10604 Telecopier No. (914) 694-4510

Notice given as provided in this paragraph (c) shall be deemed effective: (i) on the date hand delivered; (ii) on the first business day following the sending thereof by overnight courier;

(iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service; or (iv) on the date telecopied.

(d)Termination of Retention Agreement and Waiver Agreement. Upon the execution of this Agreement, the Employment Agreement dated March 23, 2004, as amended pursuant to the First Amendment to the Employment Agreement made as of May 26, 2005, and the Waiver Agreement dated March 19, 2009 shall be terminated and voided and the rights of the parties hereto shall be determined by reference to this Agreement.

(e)Legal Representation. The Executive hereby acknowledges that this Agreement has been prepared by Hinman, Howard & Kattell, LLP as legal counsel for the Bank and Unity and that the Executiveconsulted with his own independent legal counsel, Stevens & Lee, regarding this Agreement prior to his execution of this Agreement.

(f)Assignability. Neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, whether by operation of law or otherwise. This Agreement shall be binding upon the Employer, its successors and assignees. The Bank and Unity shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank and Unity, to expressly and unconditionally agree, in writing, to assume and discharge the obligations of the Bank and Unity under this Agreement, in the same manner and to the same extent that the Bank and Unity would be required to perform if no such succession or assignment had taken place.

(g)Waiver. The waiver by Employer or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

(h)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

(i)Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(j)Section Headings. The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(k)Fees and Expenses. If any party to this Agreement institutes any action or proceeding to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover, from the non-prevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorney's fees and other reasonable legal costs and expenses.

(l)Section 409A Compliance. If the Executive is a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this paragraph (l) result in a delay of payments to the Executive, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Employer shall begin to make such payments as described in this paragraph (l), provided that any amounts that would have been payable earlier but for application of this paragraph (l) shall be paid on the 409A Payment Date.

(m)Release. All payments and benefits under this Agreement shall be contingent upon Executive executing a general release of claims in favor of Unity, it subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, and which must be executed by the Executive no later than the twenty second (22nd) day after the termination of Executive’s employment. Payments under this Agreement that are contingent upon such release shall, subject to paragraph (l) above, commence within eight (8) days after such release becomes effective; provided, however, that if the Executive’s termination of employment occurs on or after November 15 of a calendar year, then severance payments shall, subject to the effectiveness of such release and paragraph (l) above, commence on the first business day of the following calendar year.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	UNITY BANK

By /s/ David Dallas
David Dallas Chairman of the Board

ATTEST:	UNITY BANCORP, INC.

By /s/ David Dallas
David Dallas Chairman of the Board

WITNESS:	EXECUTIVE

/s/ James A. Hughes
James A. Hughes